Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”), dated as of April 30, 2016, is by and among Halliburton Company, a Delaware corporation (“Halliburton”), Red Tiger LLC, a Delaware limited liability company and wholly owned subsidiary of Halliburton (“Merger Sub”), and Baker Hughes Incorporated, a Delaware corporation (“Baker Hughes” and, together with Halliburton and Merger Sub, the “Parties”) . Capitalized terms used but not defined herein have the respective meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of November 16, 2014 (the “Merger Agreement”);

WHEREAS, on September 25, 2015, the Parties agreed to extend the Termination Date to December 16, 2015 pursuant to Section 9.2(a) of the Merger Agreement, and on December 15, 2015, the Parties further extended the Termination Date to April 30, 2016 pursuant to Section 9.2(a) of the Merger Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.  Termination. Pursuant to Section 9.1 of the Merger Agreement, the Parties hereby agree that the Merger Agreement, including all schedules and exhibits thereto, and all ancillary agreements contemplated thereby or entered pursuant to (collectively, the “Transaction Documents”), are hereby terminated effective immediately as of the date hereof (the “Termination Time”) and, notwithstanding anything to the contrary in the Transaction Documents, including Section 9.5(e) of the Merger Agreement (provided that Section 7.10(c) of the Merger Agreement shall remain in full force and effect in accordance with its terms), the Transaction Documents are terminated in their entirety and shall be of no further force or effect whatsoever (the “Termination”).

2.  Termination Fee. Halliburton agrees to pay Baker Hughes on or before May 4, 2016 the Antitrust Termination Fee ($3,500,000,000), as though the Merger Agreement were terminated pursuant to Section 9.2(a) thereof, by wire transfer of immediately available funds to an account designated in writing by Baker Hughes.

3.  Mutual Release; Disclaimer of Liability. Each of Halliburton, Merger Sub and Baker Hughes, each on behalf of itself and each of its respective successors, Subsidiaries, Affiliates, assignees, officers, directors, employees, Representatives, agents, attorneys, auditors, stockholders and advisors and the heirs, successors and assigns of each of them (the “Releasors”), does, to the fullest extent permitted by Law, hereby fully release, forever discharge and covenant not to sue any other Party, any of their respective successors, Subsidiaries, Affiliates, assignees, officers, directors, employees, Representatives, agents, attorneys, auditors, stockholders and advisors and the heirs, successors and assigns of each of them (collectively the “Releasees”), from and with respect to any and all liability, claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, demands, agreements, promises, liabilities, controversies, costs, charges, damages, expenses and fees (including attorney’s, financial advisor’s or other fees) (“Claims”), howsoever arising, whether based on any Law or right of action, known or unknown, mature or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, which Releasors, or any of them, ever had or now have or can have or shall or may hereafter have against the Releasees, or any of them, in connection with, arising out of or related to the Transaction Documents or the transactions contemplated therein or thereby. The release contemplated by this Section 3 is intended to be as broad as permitted by Law and is intended to, and does, extinguish all Claims of any kind whatsoever, whether in Law or equity or otherwise, that are based on or relate to facts, conditions, actions or omissions (known or unknown) that have existed or occurred at any time to and including the Termination Time. Each of the Releasors hereby expressly waives to the fullest extent permitted by Law the provisions, rights and benefits of California Civil Code section 1542 (or any similar Law), which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Nothing in this Section 3 shall (i) apply to any action by any Party to enforce the rights and obligations imposed pursuant to this Agreement or (ii) constitute a release by any Party for any Claim arising under this Agreement.

4.  Representations and Warranties. Each Party represents and warrants to the other that: (i) such Party has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby; (ii) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such Party; and (iii)   this Agreement has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

5.   Further Assurances. Each Party shall, and shall cause its Subsidiaries and Affiliates to, cooperate with each other in the taking of all actions necessary, proper or advisable under this Agreement and applicable Laws to effectuate the Termination. Without limiting the generality of the foregoing, the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Entity or under any Regulatory Law, in each case to the extent applicable, in connection with the transactions contemplated by the Transaction Documents.

6.  Third-Party Beneficiaries. Except for the provisions of Section 3, with respect to which each Releasee is an expressly intended third-party beneficiary thereof, this Agreement is not intended to (and does not) confer on any Person other than the Parties any rights or remedies or impose on any Person other than the Parties any obligations.

7.  Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties or any of them with respect to the subject matter hereof.

8.  Amendments. Any amendment, modification or waiver of any provision of this Agreement, or any consent to departure from the terms of this Agreement, shall not be binding unless in writing and signed by the Party or Parties against whom such amendment, modification, waiver or consent is sought to be enforced.

9.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction.

10. Submission to Jurisdiction; Appointment of Agent for Service of Process. Each of the Parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated hereby. Nothing in this Section 10 shall prevent any Party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any federal court located in the State of Delaware, as applicable. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10 in the manner provided for notices in Section 10.1 of the Merger Agreement.

11. Specific Performance. Each Party agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

[Signature page follows]

IN WITNESS WHEREOF, Halliburton, Merger Sub and Baker Hughes have caused this Agreement to be executed as of the date first written above.

HALLIBURTON COMPANY

By:	/s/ David J. Lesar
Name:	David J. Lesar
Title:	Chairman of the Board and Chief Executive Officer

RED TIGER LLC

By:	/s/ Robb L. Voyles
Name:	Robb L. Voyles
Title:	Executive Vice President and General Counsel

BAKER HUGHES INCORPORATED

By:	/s/ Martin S. Craighead
Name:	Martin S. Craighead
Title:	Chairman of the Board and Chief Executive Officer